Consent of Independent Registered Public Accounting Firm


The Shareholders and Board of Directors
Legg Mason Partners Small Cap Core Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners Small Cap Core Fund, Inc. (formerly Smith Barney Small Cap Core Fund), as of December 31, 2005 and to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                                /s/ KMPG LLP


New York, New York
April 24, 2006